Exhibit 3.23

State of Missouri Office of Secretary of State JAMES C. KIRKPATRICK, Secretary of State

Articles of Incorporation

(To be submitted in duplicate by an attorney or an incorporator)

HONORABLE JAMES C. KIRKPATRICK
SECRETARY OF STATE
STATE OF MISSOURI
JEFFERSON CITY, MO. 65101

The undersigned natural person(s) of the age of eighteen years or more for the purpose of forming a corporation under The General and Business Corporation Law of Missouri adopt the following Articles of Incorporation:

ARTICLE ONE

The name of the corporation is:  EAGLE INDUSTRIES UNLIMITED, INC.

ARTICLE TWO

The address, including street and number, if any, of the corporation’s initial registered office in this state is:  225 South Meramec, Suite 528T, Clayton, Missouri, 63105 and the name of its initial agent at such address is:  Daniel B. Hayes, Attorney at Law

ARTICLE THREE

The aggregate number, class and par value, if any, of shares which the corporation shall have authority to issue shall be:

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is thirty thousand (30,000) shares, all of which will be common stock having a par value of One Dollar ($1.00) per share.

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:

None.

ARTICLE FOUR

The extent, if any, to which the preemptive right of a shareholder to acquire additional shares is limited or denied.

None.

ARTICLE FIVE

The name and place of residence of each incorporator is as follows:

Name	Street	City

John W. Carver	8519 Antler Drive	Richmond Heights, MO 63117

ARTICLE SIX
(Designate which and complete the applicable paragraph)

☒  The number of directors to constitute the first board of directors is one (l ).  Thereafter the number of directors shall be fixed by, or in the manner provided in the bylaws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.

or
☐  The number of directors to constitute the board of directors is                       .  (The number of directors to constitute the board of directors must be stated herein if there are to be less than three directors. The persons to constitute the first board of directors may, but need not, be named).

ARTICLE SEVEN

The duration of the corporation is perpetual.

ARTICLE EIGHT

The corporation is formed for the following purposes:

A)                                   Design, manufacture, and distribute cases, bags, containers, covers, and all types of carriers and carrying equipment made from natural and man-made fibers for all sporting, recreational, industrial, commercial, military, para-military, and personal uses, and the purchase and sale of guns, ammunition and sporting equipment;

B)                                   To buy, own, sell and lease real estate, whether improved or unimproved, and to list the real estate or others for sale, to lease and rent properties of every description, to develop housing facilities, subdivision, and shopping centers, to build homes and all other forms of property, and to perform all other kindred purposes;

C)                                   To purchase, acquire, rent, lease, hold, own and sell interests in all types of real estate and personal property;

D)                                   To borrow money, issue, sell or pledge promissory notes, bills of exchange, debentures, and other evidences of indebtedness payable at a specified time or times, or payable upon the happening of event or events, whether secured by mortgage, lease or otherwise, for the purpose of carrying on the business set out in paragraph (a) above;

E)                                    To make loans of money and to extend credit to persons, firms or corporations secured by the obligations of such persons, firms or corporations, or otherwise, and in connection therewith to accept and receive any security or collateral it deems necessary to secure the repayment of moneys loaned or any extensions of credit made, all as provided by law now or hereafter in effect; to buy, sell, exchange and generally deal in real, personal or mixed property;

F)                                     To conduct and carry on any other business, hauling or otherwise, which may be capable of being profitably carried on in connection with the company’s business or to carry on any business that is adapted directly or indirectly to add to the value of the company’s property and the profits of its authorized business;

G)                                   To buy or otherwise to acquire any other enterprise adapted to be carried on in connection with the company’s business, together with the goodwill, rights, property, and assets of all kinds thereto pertaining, and in connection therewith to assume any of the liabilities of any person, firm or corporation, and td pay for the same in cash, stock, debentures, or other securities of the company;

H)                                  To borrow or raise moneys for any of the purposes of the corporation, and from time to time, without limit as to amounts to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned of thereafter acquired, and to sell, pledge, or otherwise dispose of such bonds or other obligations of the corporation for its corporation purposes;

(CONTINUED ADDENDUM A)

IN WITNESS WHEREOF, these Articles of Incorporation have been signed this 16th day of March         , 1982

/s/ John W. Carver
John W. Carver, Incorporator

STATE OF MISSOURI
ss.
COUNTY OF ST. LOUIS

I, Janice M. Kuhlmann, a notary public, do hereby certify that on the 16th day of March, 1982, personally appeared before me, John W. Carver (and) who being by me first duly sworn, (severally) declared that he is (they are) the person(s) who signed the foregoing document as incorporator(s), and that the statements therein contained are true.

[SEAL]

/s/ Janice M. Kuhlmann
Notary Public

My commission expires August 21, 1984

ADDENDUM A

I)                                       To acquire, hold, pledge, sell and deal in shares, stocks, debentures, debenture stocks, bonds, obligations and securities issued or granted by any company constituted or carrying on business in the United States or in any Colony, dependency or possession thereof, or in any foreign country, and debentures, debenture stocks, bonds, obligations and securities issued or granted by any government, sovereign, ruler, commissioner, public body, or authority, supreme, municipal, local or otherwise, whether at home or abroad;

J)                                       To buy, sell or otherwise deal in notes, open accounts, and other similar evidences of debts, or to loan money and take notes, open accounts, and other similar evidences of debt as collateral security therefor;

K)                                   To carry on any or all of its corporations and businesses and promote its objects within the State of Missouri without restriction as to the place and amount;

L)                                    To do any or all of the things herein set forth to the same extent as natural persons might or could do.

FILED AND CERTIFICATE OF
INCORPORATION ISSUED

MAR 22 1982

/s/ James Kirkpatrick